Exhibit 99.1

Alcoa Corporation Reports Third Quarter 2022 Results

PITTSBURGH--(BUSINESS WIRE)--October 19, 2022--Alcoa Corporation (NYSE: AA) today reported third quarter 2022 financial results that reflect lower sequential average realized prices for alumina and aluminum, coupled with higher costs for energy and key raw materials.

Third Quarter Highlights

  Revenue of $2.85 billion
  Recorded a quarterly net loss of $746 million and loss per share of $4.17, which includes $652 million of restructuring charges related primarily to pension actions
  Completed a $1 billion pension annuity transaction, the fifth such transaction since 2018, for a total transfer of approximately $3.3 billion of prior pension obligations and related assets
  Acted to mitigate the impact of high energy prices in Europe; curtailed one-third of the production capacity at the Lista smelter in Norway and reduced daily production rates at the San Ciprián refinery in Spain to lower natural gas use
  Generated $134 million in cash from operations; repurchased $150 million of common stock and paid fourth consecutive cash dividend of $18 million
  Finished the third quarter with a cash balance of $1.4 billion

“Across Alcoa, we have worked diligently over these past several years to build increased resilience in our business so we can compete through all phases of the commodity cycle, including the one we are experiencing now,” said Alcoa President and CEO Roy Harvey.

“Despite a challenging quarter that saw significantly lower prices, and high costs for energy and raw materials, we maintained a strong balance sheet, including transferring pension obligations and returning cash to our stockholders,” Harvey said. “As we move forward, we are keenly focused on the items within our direct control, including boosting operational stability, advancing our breakthrough technologies and continuing to promote our sustainable product offerings so we can benefit from the positive, long-term fundamentals for the aluminum industry.”

Financial Results

M, except per share amounts	3Q22	2Q22	3Q21
Revenue	$2,851	$3,644	$3,109
Net (loss) income attributable to Alcoa Corporation	$(746)	$549	$337
(Loss) earnings per share attributable to Alcoa Corporation	$(4.17)	$2.95	$1.76
Adjusted net (loss) income	$(60)	$496	$391
Adjusted (loss) earnings per share	$(0.33)	$2.67	$2.05
Adjusted EBITDA excluding special items	$210	$913	$728

Third Quarter 2022 Results

  Revenue: Total third-party revenue decreased 22 percent sequentially to $2,851 million primarily due to lower alumina and aluminum prices. On a sequential basis, the average realized third-party price of alumina decreased 16 percent and the average realized third-party price of aluminum decreased 17 percent.
  Shipments: In Alumina, third-party shipments decreased 8 percent sequentially primarily due to lower trading volumes and the decision to reduce production rates at the San Ciprián refinery in Spain to mitigate the high costs of natural gas. Also, shipments from the Australian refineries did not improve sequentially as previously expected due to lower bauxite quality and extended maintenance.

  In Aluminum, total shipment volume decreased sequentially 8 percent due to the July curtailment of one of three operating potlines at the Warrick smelter in Indiana, and reduced trading opportunities in Europe given market uncertainty. Most of the volume reduction was commodity grade aluminum; shipments of value add products were flat sequentially.
  Production: The Company produced 497,000 metric tons of aluminum, which was consistent with the prior quarter’s strong output. Additional volume from the restarts at the Alumar smelter in Brazil and the Portland smelter in Australia offset the lower aluminum production at Warrick from the partial curtailment. Alumina segment production decreased 4 percent to 3.1 million metric tons, primarily due to the lower output at the San Ciprián refinery.
  Net loss attributable to Alcoa Corporation was $746 million, or $4.17 per share, primarily due to the decline in aluminum and alumina prices, higher energy and raw material costs, and restructuring related charges recorded in the third quarter, including $626 million of noncash pension settlement charges. Two European locations that were exposed to spot energy had sequentially higher costs. The Lista smelter in Norway recorded $57 million more in sequential costs for electricity; the San Ciprián refinery in Spain recorded $21 million more in sequential costs for natural gas. Costs for key raw materials, including caustic and carbon materials, sequentially increased $58 million.
  Adjusted net loss was $60 million, or $0.33 per share, excluding the impact from net special items of $686 million. Notable special items include restructuring and other charges of $652 million (primarily $626 million in noncash pension settlement charges and a $29 million charge related to the permanent closure of a long-curtailed magnesium smelter, as described below), a mark-to-market loss of $49 million related to energy contracts and $20 million in costs related to the restart processes at the Alumar smelter in Brazil and the Portland smelter in Australia. The loss was partially offset by tax and noncontrolling interest impacts on above items of $38 million.
  Adjusted EBITDA excluding special items was $210 million, a sequential decrease of 77 percent primarily due to lower aluminum and alumina prices and higher energy and raw material costs.
  Cash: Alcoa ended the quarter with cash on hand of $1.4 billion. Cash provided from operations was $134 million. Cash used for financing activities was $185 million, primarily related to $150 million in share repurchases and $18 million in cash dividends on common stock. Cash used for investing activities was $138 million, which includes $128 million in capital expenditures.
  Working capital: The Company’s working capital balance decreased sequentially by $143 million. On a days working capital basis, 50 days at the end of the third quarter was seven days higher sequentially, due to the decrease in sales revenue from lower pricing for aluminum and alumina. Although inventory days increased by 14 days, the finished goods inventory balance decreased sequentially due to lower pricing, lower amounts on hand due to logistics improvements, and lower metal purchases to serve annual contracts related to the Alumar smelter.

Strategic Actions

  Strengthening the balance sheet: In the third quarter, the Company strengthened the balance sheet through the transfer of approximately $1 billion of pension obligations and assets associated with defined benefit pension plans for certain United States retirees and beneficiaries. Alcoa’s U.S. defined benefit pension plans remain more than fully funded after the transfer with minimal to no expected funding contributions going forward.
  Returns to stockholders: In the third quarter, the Company returned $168 million of capital to stockholders through $18 million in cash dividends and $150 million in share repurchases from a prior authorization. At the end of the third quarter, the Company had $500 million authorized and available for potential share repurchases.
  Alloy development: On September 13, the Company announced new innovations in alloy development and deployment, including the introduction of A210 ExtruStrong™ alloy, a new high-strength, 6000 series alloy that provides improved benefits for extrusion customers. Also, the company announced that its C611 EZCast™ alloy, a high-performance alloy that does not require a dedicated heat treatment, is being used in one-piece megacastings for the automotive industry and won top recognition from the North American Die Casting Association in September.
  San Ciprián alumina refinery: In the quarter, the Company reduced production to 50 percent of the 1.6 million tons of annual capacity in an effort to reduce the refinery’s losses from exorbitant natural gas prices in Spain. The high volatility in European energy markets makes estimates of future results for the facility difficult to predict. As such, the Company is actively reviewing the refinery’s operating levels, commercial options, and other support.
  Lista, Norway: On August 30, the Company announced the curtailment of one third of the production capacity at its Lista smelter in Norway to mitigate high electricity costs for the site. In the fourth quarter of 2022, the energy situation for the smelter is expected to improve with a power agreement in place for the remainder of the year and into 2023.
  Warrick, Indiana: On July 1, the Company announced that one of its three operating potlines at the Warrick smelter in Indiana was curtailed due to operational challenges, which stem from workforce shortages in the region. The financial impact of the curtailment was offset by strong third-party sales of excess electricity from the site’s power plant.
  Addy, Washington: On July 27, the Company made the decision to permanently close a magnesium smelter in the state of Washington that had been fully idle since 2001. Due to significant capital investments required, restarting the facility is not economically viable.

Advancing Sustainably

On September 8, the Company announced it received certification from the Aluminium Stewardship Initiative (ASI) for its Poços de Caldas operations in Brazil. All of the Company’s operating locations in Brazil are now ASI certified.

The Company currently has 17 global sites certified to ASI and has also earned ASI’s Chain of Custody certification, which allows Alcoa to continue marketing globally ASI-certified bauxite, alumina and aluminum.

The ASI certification program is the aluminum industry’s most comprehensive third-party program to validate responsible production practices.

2022 Outlook

The Company expects total Aluminum segment shipments to remain unchanged from the prior projection, ranging between 2.5 and 2.6 million metric tons in 2022.

In Alumina, the Company has decreased its 2022 projection for shipments to range between 13.1 and 13.3 million metric tons, a reduction of 0.5 million metric tons from the prior projection primarily due to the reduced production at the San Ciprián refinery and lower shipments from the Australian refineries.

In Bauxite, the Company has decreased its 2022 projection for annual bauxite shipments to range between 43.0 and 44.0 million dry metric tons, a decrease of 1 million dry metric tons from the prior projection due to lower demand from the Australian refineries.

For the fourth quarter of 2022, Alcoa expects higher sequential profitability in the Bauxite segment with increased third-party shipments.

In Alumina, the Company anticipates lower energy costs for the San Ciprián refinery during the fourth quarter. Additionally, benefits of the San Ciprián curtailment are expected to offset the impact of lower bauxite quality in Australia and higher raw materials costs. In the Aluminum segment, higher raw materials costs, lower Warrick power plant sales, and lower value add product premiums are expected to be offset by lower energy costs at the Lista smelter.

Additionally, the Norwegian government recently issued a budget proposal that sets a floor for the carbon dioxide compensation scheme to be paid in 2023 based on 2022 power purchased. If approved by Parliament, the Company would record an adjustment of approximately $25 million in the fourth quarter to reverse amounts accrued in cost of goods sold for 2022 credits earned through September 30, 2022. The total impact of this budget proposal on the Company’s full year results would be approximately $35 million.

Based on current alumina and aluminum market conditions, the Company expects fourth quarter tax expense to approximate $50 million to $60 million, which may vary with market conditions and jurisdictional profitability.

Conference Call
Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Daylight Time (EDT) on Wednesday, October 19, 2022, to present third quarter 2022 financial results and discuss the business, developments, and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on October 19, 2022. Call information and related details are available under the “Investors” section of www.alcoa.com.

About Alcoa Corporation
Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. With a values-based approach that encompasses integrity, operating excellence, care for people and courageous leadership, our purpose is to Turn Raw Potential into Real Progress. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to improved safety, sustainability, efficiency, and stronger communities wherever we operate.

Discover more by visiting www.alcoa.com. Follow us on our social media channels: Facebook, Instagram, Twitter, YouTube and LinkedIn.

The Company does not incorporate the information contained on, or accessible through, such websites into this press release.

Dissemination of Company Information
Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts.

Forward-Looking Statements
This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aims,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “potential,” “plans,” “projects,” “reach,” “seeks,” “sees,” “should,” “strive,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results, or operating or sustainability performance (including our ability to execute on strategies related to environmental, social and governance matters); statements about strategies, outlook, and business and financial prospects; and statements about capital allocation and return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) current and potential future impacts to the global economy and our industry, business and financial condition caused by various worldwide or macroeconomic events, such as the COVID-19 pandemic and the ongoing conflict between Russia and Ukraine, and related regulatory developments; (b) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (c) changes in global economic and financial market conditions generally, such as inflation and interest rate increases, and which may also affect Alcoa Corporation’s ability to obtain credit or financing upon acceptable terms or at all; (d) unfavorable changes in the markets served by Alcoa Corporation; (e) the impact of changes in foreign currency exchange and tax rates on costs and results; (f) unfavorable changes in cost, quality, or supply of key inputs, including energy and raw materials, or uncertainty of or disruption to the supply chain including logistics; (g) the inability to execute on strategies related to or achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, environmental- and social-related goals and targets (including due to delays in scientific and technological developments), or strengthening of competitiveness and operations anticipated from portfolio actions, operational and productivity improvements, technology advancements, and other initiatives; (h) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, restructuring activities, facility closures, curtailments, restarts, expansions, or joint ventures; (i) political, economic, trade, legal, public health and safety, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (j) labor disputes and/or work stoppages and strikes; (k) the outcome of contingencies, including legal and tax proceedings, government or regulatory investigations, and environmental remediation; (l) the impact of cyberattacks and potential information technology or data security breaches; (m) risks associated with long-term debt obligations; (n) the timing and amount of future cash dividends and share repurchases; (o) declines in the discount rates used to measure pension and other postretirement benefit liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; and, (p) the other risk factors discussed in Part I Item 1A of Alcoa Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures
Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Quarter Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Sales	$2,851	$3,644	$3,109

Cost of goods sold (exclusive of expenses below)	2,668	2,767	2,322
Selling, general administrative, and other expenses	44	52	53
Research and development expenses	7	7	8
Provision for depreciation, depletion, and amortization	149	161	156
Restructuring and other charges, net	652	(75)	33
Interest expense	25	30	58
Other expense (income), net	35	(206)	(18)
Total costs and expenses	3,580	2,736	2,612

(Loss) income before income taxes	(729)	908	497
Provision for income taxes	40	234	127

Net (loss) income	(769)	674	370

Less: Net (loss) income attributable to noncontrolling interest	(23)	125	33

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$(746)	$549	$337

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net (loss) income	$(4.17)	$3.01	$1.80
Average number of shares	178,778,774	182,499,574	186,942,851

Diluted:
Net (loss) income	$(4.17)	$2.95	$1.76
Average number of shares	178,778,774	186,068,663	190,823,143

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Nine months ended
	September 30, 2022	September 30, 2021
Sales	$9,788	$8,812

Cost of goods sold (exclusive of expenses below)	7,616	6,770
Selling, general administrative, and other expenses	140	159
Research and development expenses	23	21
Provision for depreciation, depletion, and amortization	470	499
Restructuring and other charges, net	702	73
Interest expense	80	167
Other income, net	(185)	(147)
Total costs and expenses	8,846	7,542

Income before income taxes	942	1,270
Provision for income taxes	484	331

Net income	458	939

Less: Net income attributable to noncontrolling interest	186	118

NET INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$272	$821

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income	$1.50	$4.40
Average number of shares	181,893,140	186,623,281

Diluted:
Net income	$1.47	$4.32
Average number of shares	185,586,493	189,926,028

Common stock outstanding at the end of the period	176,935,900	187,060,044

Alcoa Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (in millions)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,432	$1,814
Receivables from customers	749	757
Other receivables	119	127
Inventories	2,400	1,956
Fair value of derivative instruments	207	14
Prepaid expenses and other current assets(1)	443	358
Total current assets	5,350	5,026
Properties, plants, and equipment	19,019	19,753
Less: accumulated depreciation, depletion, and amortization	12,765	13,130
Properties, plants, and equipment, net	6,254	6,623
Investments	1,223	1,199
Deferred income taxes	417	506
Fair value of derivative instruments	20	7
Other noncurrent assets(2)	1,621	1,664
Total assets	$14,885	$15,025
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,590	$1,674
Accrued compensation and retirement costs	329	383
Taxes, including income taxes	301	374
Fair value of derivative instruments	167	274
Other current liabilities	566	517
Long-term debt due within one year	1	1
Total current liabilities	2,954	3,223
Long-term debt, less amount due within one year	1,725	1,726
Accrued pension benefits	370	417
Accrued other postretirement benefits	616	650
Asset retirement obligations	611	622
Environmental remediation	262	265
Fair value of derivative instruments	812	1,048
Noncurrent income taxes	201	191
Other noncurrent liabilities and deferred credits	442	599
Total liabilities	7,993	8,741
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,171	9,577
Accumulated deficit	(158)	(315)
Accumulated other comprehensive loss	(3,644)	(4,592)
Total Alcoa Corporation shareholders’ equity	5,371	4,672
Noncontrolling interest	1,521	1,612
Total equity	6,892	6,284
Total liabilities and equity	$14,885	$15,025
(1)	This line item includes $55 and $4 of restricted cash at September 30, 2022 and December 31, 2021, respectively.
(2)	This line item includes $54 and $106 of noncurrent restricted cash at September 30, 2022 and December 31, 2021, respectively.

Alcoa Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions)

	Nine Months Ended September 30,
	2022	2021
CASH FROM OPERATIONS
Net income	$458	$939
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	470	499
Deferred income taxes	93	61
Equity earnings, net of dividends	(35)	(84)
Restructuring and other charges, net	702	73
Net loss (gain) from investing activities – asset sales	7	(132)
Net periodic pension benefit cost	39	36
Stock-based compensation	28	26
Premium paid on early redemption of debt	—	43
Gain on mark-to-market derivative financial contracts	(84)	—
Other	30	45
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
Decrease (Increase) in receivables	23	(408)
Increase in inventories	(580)	(373)
(Increase) Decrease in prepaid expenses and other current assets	(10)	39
(Decrease) Increase in accounts payable, trade	(10)	153
Decrease in accrued expenses	(122)	—
(Decrease) Increase in taxes, including income taxes	(103)	143
Pension contributions	(12)	(575)
Increase in noncurrent assets	(94)	(47)
Decrease in noncurrent liabilities	(96)	(83)
CASH PROVIDED FROM OPERATIONS	704	355

FINANCING ACTIVITIES
Additions to debt (original maturities greater than three months)	—	495
Payments on debt (original maturities greater than three months)	—	(1,294)
Proceeds from the exercise of employee stock options	22	19
Repurchase of common stock	(500)	—
Dividends paid on Alcoa common stock	(55)	—
Payments related to tax withholding on stock-based compensation awards	(19)	—
Financial contributions for the divestiture of businesses	(19)	(14)
Contributions from noncontrolling interest	150	8
Distributions to noncontrolling interest	(319)	(177)
Other	(3)	(3)
CASH USED FOR FINANCING ACTIVITIES	(743)	(966)

INVESTING ACTIVITIES
Capital expenditures	(309)	(237)
Proceeds from the sale of assets	5	715
Additions to investments	(32)	(7)
Sale of investments	10	—
Other	2	—
CASH (USED FOR) PROVIDED FROM INVESTING ACTIVITIES	(324)	471

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(20)	(11)
Net change in cash and cash equivalents and restricted cash	(383)	(151)
Cash and cash equivalents and restricted cash at beginning of year	1,924	1,610
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,541	$1,459

Alcoa Corporation and subsidiaries Segment Information (unaudited) (dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	1Q21	2Q21	3Q21	4Q21	2021	1Q22	2Q22	3Q22
Bauxite:
Production(1) (mdmt)	11.9	12.2	11.7	11.8	47.6	11.0	10.2	10.3
Third-party shipments (mdmt)	1.5	1.1	1.5	1.6	5.7	0.8	0.6	1.0
Intersegment shipments (mdmt)	10.5	10.8	10.5	10.6	42.4	10.1	10.0	9.9
Third-party sales	$58	$39	$56	$83	$236	$43	$34	$59
Intersegment sales	$185	$179	$172	$175	$711	$170	$165	$181
Segment Adjusted EBITDA(2)	$59	$41	$23	$49	$172	$38	$5	$15
Depreciation, depletion, and amortization	$57	$32	$30	$34	$153	$35	$35	$31

Alumina:
Production (kmt)	3,327	3,388	3,253	3,291	13,259	3,209	3,226	3,092
Third-party shipments (kmt)	2,472	2,437	2,426	2,294	9,629	2,277	2,438	2,244
Intersegment shipments (kmt)	1,101	1,054	1,011	1,121	4,287	940	984	1,005
Average realized third-party price per metric ton of alumina	$308	$282	$312	$407	$326	$375	$442	$371
Third-party sales	$760	$688	$756	$935	$3,139	$855	$1,077	$832
Intersegment sales	$364	$343	$349	$530	$1,586	$418	$489	$418
Segment Adjusted EBITDA(2)	$227	$124	$148	$503	$1,002	$262	$343	$69
Depreciation and amortization	$46	$50	$47	$55	$198	$50	$49	$43
Equity (loss) income	$(5)	$(1)	$(1)	$11	$4	$1	$(5)	$(18)

Aluminum:
Primary aluminum production (kmt)	548	546	545	554	2,193	498	499	497
Third-party aluminum shipments(3) (kmt)	831	767	722	687	3,007	634	674	621
Average realized third-party price per metric ton of primary aluminum	$2,308	$2,753	$3,124	$3,382	$2,879	$3,861	$3,864	$3,204
Third-party sales	$2,047	$2,102	$2,295	$2,322	$8,766	$2,388	$2,539	$1,976
Intersegment sales	$2	$3	$8	$5	$18	$7	$8	$10
Segment Adjusted EBITDA(2)	$283	$460	$613	$523	$1,879	$713	$596	$152
Depreciation and amortization	$73	$73	$72	$71	$289	$69	$71	$70
Equity income (loss)	$13	$28	$38	$37	$116	$39	$40	$(5)

Reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation:
Total Segment Adjusted EBITDA(2)	$569	$625	$784	$1,075	$3,053	$1,013	$944	$236
Unallocated amounts:
Transformation(4)	(11)	(13)	(10)	(10)	(44)	(14)	(11)	(19)
Intersegment eliminations	(7)	35	(8)	(121)	(101)	102	20	17
Corporate expenses(5)	(26)	(28)	(30)	(45)	(129)	(29)	(35)	(27)
Provision for depreciation, depletion, and amortization	(182)	(161)	(156)	(165)	(664)	(160)	(161)	(149)
Restructuring and other charges, net	(7)	(33)	(33)	(1,055)	(1,128)	(125)	75	(652)
Interest expense	(42)	(67)	(58)	(28)	(195)	(25)	(30)	(25)
Other income (expense), net	24	105	18	298	445	14	206	(35)
Other(6)	(6)	(2)	(10)	(20)	(38)	(13)	(100)	(75)
Consolidated income (loss) before income taxes	312	461	497	(71)	1,199	763	908	(729)
Provision for income taxes	(93)	(111)	(127)	(298)	(629)	(210)	(234)	(40)
Net income (loss) attributable to noncontrolling interest	(44)	(41)	(33)	(23)	(141)	(84)	(125)	23
Consolidated net income (loss) attributable to Alcoa Corporation	$175	$309	$337	$(392)	$429	$469	$549	$(746)

The difference between segment totals and consolidated amounts is in Corporate.

(1)	The production amounts can vary from total shipments due primarily to differences between the equity allocation of production and off-take agreements with the respective equity investment.

(2)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)

Until the sale of the Warrick Rolling Mill on March 31, 2021, the Aluminum segment’s third-party aluminum shipments were composed of both primary aluminum and flat-rolled aluminum. Beginning April 1, 2021, the segment’s third-party aluminum shipments include only primary aluminum.

(4)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(5)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(6)

Other includes certain items that impact Cost of goods sold and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited) (in millions, except per-share amounts)

Adjusted Income	(Loss) Income			Diluted EPS (4)
	Quarter ended			Quarter ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	June 30, 2022	September 30, 2021
Net (loss) income attributable to Alcoa Corporation	$(746)	$549	$337	$(4.17)	$2.95	$1.76

Special items:
Restructuring and other charges, net	652	(75)	33
Other special items(1)	72	(76)	26
Discrete tax items (2)	(1)	—	1
Tax impact on special items(3)	(21)	52	(2)
Noncontrolling interest impact(3)	(16)	46	(4)
Subtotal	686	(53)	54

Net (loss) income attributable to Alcoa Corporation – as adjusted	$(60)	$496	$391	$(0.33)	$2.67	$2.05
Net (loss) income attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net (loss) income attributable to Alcoa Corporation determined under GAAP as well as Net (loss) income attributable to Alcoa Corporation – as adjusted.

(1)	Other special items include the following:

  for the quarter ended September 30, 2022, a net unfavorable change in mark-to-market energy derivative instruments ($49), costs related to the restart process at the Alumar, Brazil smelter ($14), costs related to the restart process of the Portland, Australia smelter ($6), and charges for other special items ($3);
  for the quarter ended June 30, 2022, a net favorable change in mark-to-market energy derivative instruments ($106), costs related to the restart process at the Alumar, Brazil smelter ($22), an adjustment to the gain on sale of the Warrick Rolling Mill in Evansville, Indiana for additional site separation costs ($5), and costs related to the restart process of the Portland, Australia smelter ($3); and, for the quarter ended September 30, 2021, a charge for debt redemption expenses ($22), a net unfavorable change in certain mark-to-market energy derivative instruments ($9), net gains on asset sales ($8), and a net charge from other special items ($3).

(2)

Discrete tax items are generally unusual or infrequently occurring items, changes in law, items associated with uncertain tax positions, or the effect of measurement-period adjustments and include the following:

for the quarter ended September 30, 2022, net benefit for discrete tax items of ($1); and, for the quarter ended September 30, 2021, net charge for discrete tax items ($1).
(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)

In any given period, the average number of shares applicable to diluted EPS for Net (loss) income attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. For the quarter ended September 30, 2022, all share equivalents had an anti-dilutive effect, and therefore, are excluded from the diluted EPS calculation.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted EBITDA	Quarter ended
	September 30, 2022	June 30, 2022	September 30, 2021

Net (loss) income attributable to Alcoa Corporation	$(746)	$549	$337

Add:
Net (loss) income attributable to noncontrolling interest	(23)	125	33
Provision for income taxes	40	234	127
Other expense (income), net	35	(206)	(18)
Interest expense	25	30	58
Restructuring and other charges, net	652	(75)	33
Provision for depreciation, depletion, and amortization	149	161	156

Adjusted EBITDA	132	818	726

Special items(1)	78	95	2

Adjusted EBITDA, excluding special items	$210	$913	$728
Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Special items include the following (see reconciliation of Adjusted Income above for additional information):

  for the quarter ended September 30, 2022, costs related to the restart process at the Alumar, Brazil smelter ($14), costs related to the restart process of the Portland, Australia smelter ($6), and charges for other special items ($1). Additionally, due to unprecedented price increases in the Australian power market, the mark-to-market contracts associated with the Portland smelter have generated gains ($57) in Other expense (income), net which economically offset a portion of the cost of power recorded in Cost of goods sold. This non-GAAP reclass presents the net cost of power within Cost of goods sold;
  for the quarter ended June 30, 2022, costs related to the restart process at the Alumar, Brazil smelter ($22), costs related to the restart process of the Portland, Australia smelter ($3), and a non-GAAP reclass of gains on mark-to-market contracts associated with the Portland smelter ($70) to Cost of goods sold (see above); and, for the quarter ended September 30, 2021, external costs related to portfolio actions ($1) and costs related to the closure of the Lake Charles anode facility ($1).

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Free Cash Flow	Quarter ended
	September 30, 2022	June 30, 2022	September 30, 2021
Cash provided from operations	$134	$536	$435

Capital expenditures	(128)	(107)	(83)

Free cash flow	$6	$429	$352

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	September 30, 2022	December 31, 2021
Short-term borrowings	$75	$75
Long-term debt due within one year	1	1
Long-term debt, less amount due within one year	1,725	1,726
Total debt	1,801	1,802

Less: Cash and cash equivalents	1,432	1,814

Net debt (cash)	$369	$(12)

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted Net Debt and Proportional Adjusted Net Debt
	September 30, 2022			December 31, 2021
	Consolidated	NCI	Alcoa Proportional	Consolidated	NCI	Alcoa Proportional
Short-term borrowings	$75	$30	$45	$75	$30	$45
Long-term debt due within one year	1	—	1	1	—	1
Long-term debt, less amount due within one year	1,725	—	1,725	1,726	—	1,726
Total debt	1,801	30	1,771	1,802	30	1,772

Less: Cash and cash equivalents	1,432	138	1,294	1,814	177	1,637

Net debt (net cash)	369	(108)	477	(12)	(147)	135

Plus: Net pension / OPEB liability	851	8	843	973	15	958

Adjusted net debt (net cash)	$1,220	$(100)	$1,320	$961	$(132)	$1,093
Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Adjusted net debt and proportional adjusted net debt are also non-GAAP financial measures. Management believes that these additional measures are meaningful to investors because management also assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt and net pension/OPEB liability, net of the portion of those items attributable to noncontrolling interest (NCI).
Days Working Capital
	Quarter ended
	September 30, 2022	June 30, 2022	September 30, 2021
Receivables from customers	$749	$898	$769

Add: Inventories	2,400	2,556	1,702

Less: Accounts payable, trade	(1,590)	(1,752)	(1,482)

DWC working capital	$1,559	$1,702	$989

Sales	$2,851	$3,644	$3,109

Number of days in the quarter	92	91	92

Days working capital(1)	50	43	29
Days working capital is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management uses its working capital position to assess Alcoa Corporation’s efficiency in liquidity management.

(1)	Days working capital is calculated as DWC working capital divided by the quotient of Sales and number of days in the quarter.

Contacts

Investor Contact: James Dwyer +1 412 992 5450 James.Dwyer@alcoa.com
Media Contact: Jim Beck +1 412 315 2909 Jim.Beck@alcoa.com